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                                                                   EXHIBIT 10.16

November 30, 1998

Mr. Charles M. Boesenberg
13936 Albar Court
Saratoga, CA  95070

Re:  EMPLOYMENT WITH INTEGRATED SYSTEMS, INC.

Dear Chuck:

Integrated Systems, Inc. ("ISI" or the "Company") is pleased to offer you a position as Chief Executive Officer & President of the Company and a seat on its Board of Directors, on the terms set forth in this letter agreement.

1. REPORTING DUTIES AND RESPONSIBILITIES. This offer is for a full-time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. In this position you will report to the Board of Directors of the Company. Upon your becoming the Company's Chief Executive Officer & President, the Board of Directors will elect you to fill a vacancy on the Company's Board of Directors, and while you remain the Chief Executive Officer & President of the Company, the Board of Directors will continue to nominate you for a position on the Board of Directors of the Company.

2. SALARY AND BONUS. Your initial base salary will be at an annualized rate of $400,000, payable in accordance with the Company's customary payroll practice as in effect from time to time, subject to future adjustment by the Company's Board of Directors. You will also be eligible to earn an annual bonus in the amount of $300,000, payable yearly, based on the achievement of objectives which you and the Company's Board of Directors will mutually determine in good faith. Both your initial salary and bonus as described above will apply for the Company's fiscal year, beginning on March 1, 1999 and ending on February 29, 2000. For the period of time from your start date to February 28, 1999, your salary and bonus will be paid on a pro rata basis.

3. ONE-TIME BONUS. After your start date, you will receive a one-time cash bonus payment of $750,000 on or before January 31, 1999. In the event that you are terminated for cause (as defined in paragraph 9 below) or you voluntarily resign from ISI at any time within your first twelve months of employment, without good reason, (as defined in paragraph 9) ISI would be entitled to a full refund from you of the $750,000 bonus payment.

4. BENEFITS. You will also receive the Company's standard benefits package and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

5. STOCK OPTIONS. Effective within two weeks of your start date and subject to the Board of Directors' approval, the Company will grant you a nonqualified option to purchase 700,000 shares of the Company's Common Stock pursuant to the Company's 1998 Stock Option Plan and standard Stock Option Agreement. All options will have an exercise price that will be equal to the fair market value of the Company's Common Stock at the date of grant. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company. In the event that a change of control (defined in paragraph 6 below) occurs, the vesting period of these options held by you will be accelerated by twenty-four months as long as you continue to fulfill your duties until the effective date of the change of control and you assist the Company to facilitate a smooth transition following the change of control over a reasonable period that will not exceed six months.

6. CHANGE OF CONTROL PROVISION. "Change of Control" shall mean, (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in
        Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees


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        of the Company or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or, (iii) a change in the composition of the Company's Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

7. EXCISE TAX PROVISION. In the event that the severance and other benefits provided to you under this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 5, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then your severance benefits under this Paragraph 7 shall be payable either:

                (a)     in full,

                (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless the Company and you otherwise agree in writing, any determination required under this Paragraph 7 shall be made in writing by independent public accountants agreed to by the Company and you (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Paragraph 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph 7.

8. CONFIDENTIAL INFORMATION. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

9. SEVERANCE PAYMENTS/ACCELERATION UPON TERMINATION. If the Board of Directors terminates your employment with the Company for any reason without cause ("cause" being defined as conviction of a felony, fraud or willful malfeasance, (or similar wrongful acts), or after notice willful and neglect of duties) or you resign for good reason, the Company will pay you a severance amount equal to your then base salary for the period of twelve months. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment. In the event you are terminated without cause or if you resign for good reason (as defined below) at any time prior to your first year anniversary date, other than following a change of control, (as defined in paragraph 6) 85,000 shares of the Company's Common Stock will immediately vest. "Good reason" shall mean a material reduction in your title or duties or if your principal office is moved by the Company to a location more than sixty miles away from Sunnyvale, California.

10. AT-WILL EMPLOYMENT. While we look forward to a long-term relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.


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11.     AUTHORIZATION TO WORK. Because of Federal regulations adopted in the
        Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

12. ARBITRATION PROVISION. The Company and you agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

13. TERM OF OFFER. This offer will remain open until November 30, 1998. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

14. START DATE. This offer is made with the understanding that you will be available to start employment with Integrated Systems, Inc. on or about December 14, 1998 (the "start date").

Chuck, we are excited and pleased to have you join the ISI team. I am confident that we will successfully capitalize on our enormous market opportunity.

Sincerely,

/s/ NAREN K. GUPTA
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Naren K. Gupta
Chairman

Acknowledged, Accepted and Agreed:


/s/ CHARLES M. BOESENBERG                               November 30, 1998
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Charles M. Boesenberg                                   Date



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